Exhibit 99.1

1 North Brentwood Boulevard	Phone: 314.854.8000
15th Floor	Fax: 314.854.8003
St. Louis, Missouri 63105
www.Belden.com

News Release

Belden’s Executive Chairman John Stroup to Retire

St. Louis, Missouri – February 17, 2021 - Belden Inc. (NYSE: BDC), a leading global supplier of specialty networking solutions, announced today that Executive Chairman John Stoup has notified the Board of his intention to retire from Belden and the Board of Directors in May following the annual meeting of shareholders. Mr. Stroup served as Belden’s Chief Executive Officer from October 2005 until May 2020, when he was appointed Executive Chairman and Roel Vestjens succeeded him as President and CEO. Mr. Stroup was elected Chairman of the Board in November 2016. Belden’s Lead Independent Director, David Aldrich, will be appointed Chairman of the Board in May.

“It has been a privilege to lead this great company and its Board of Directors. I am proud of what we accomplished and how well-positioned Belden is for continued success,” said Mr. Stroup. “This is an exciting time for the Company, and I could not be more pleased with the CEO transition process. I am certain that under Roel’s leadership and the collective guidance of the Board, the Company will continue to thrive.”

Mr. Vestjens said, “Under John’s strong leadership, we established Belden as a clear industry leader with a portfolio of great products and technologies, and positioned the Company for profitable growth. John was instrumental in driving growth, innovation, and operational improvement at Belden, and his significant contributions will have a lasting impact. I thank John for his many outstanding accomplishments, and I am extraordinarily grateful for his mentorship over the years.”

David Aldrich, Lead Independent Director of Belden, commented, “On behalf of our Board of Directors, I want to congratulate John on his highly distinguished career and offer our most sincere appreciation for his extraordinary leadership over the years as CEO and Chairman. During his tenure, we made great progress in transforming the Company and building a solid foundation for sustainable long-term value creation.”

About Belden

Belden Inc. delivers a comprehensive product portfolio designed to meet the mission-critical network infrastructure needs of industrial and enterprise markets. With innovative solutions targeted at reliable and secure transmission of rapidly growing amounts of data, audio and video needed for today's applications, Belden is at the center of the global transformation to a connected world. Founded in 1902, the company is headquartered in St. Louis and has manufacturing capabilities in North and South America, Europe and Asia. For more information, visit us at www.belden.com or follow us on Twitter @BeldenInc.
Contact:
Belden Investor Relations
314-854-8054
Investor.Relations@Belden.com